Exhibit (c)(6)
Privileged & Confidential Preliminary Analysis; to be Further Diligenced and Refined Sensitivity Analysis P R O J E C T S A P P H I R E C O N F I D E N T I A L J U L Y 2 0 2 3

Privileged & Confidential Preliminary Analysis; to be Further Diligenced and Refined The information herein has been prepared by Lazard Frères & Co. LLC (“Lazard”) based upon information supplied by Sapphire (the “Company”) or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company with respect to the anticipated future performance of the Company. Lazard has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or any other entity, or concerning solvency or fair value of the Company or any other entity. With respect to financial forecasts, Lazard has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. Lazard assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. Lazard is not making any assessment regarding the impact or economic effects of the COVID-19 virus, including with respect to the potential impact or effects on the future financial performance of the Company. Subsequent developments, including, without limitation, in relation to COVID-19, may affect the forecasts and other information set out in this document and Lazard assumes no responsibility for updating or revising this document based on circumstances or events after the date hereof. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as financial advisor to the special committee of the board of directors of the Company, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice. Disclaimer C O N F I D E N T I A L S E N S I T I V I T Y A N A L Y S I S

Privileged & Confidential
Preliminary Analysis; to be Further Diligenced and Refined

SENSITIVITY ANALYSIS CONFIDENTIAL

Sapphire: Estimated Incremental Value From Improved DTC Adoption

($ per share, unless otherwise noted)

Sensitivity analysis assumes low-end DTC adoption rate of 1.8% in 2024 (per management estimates) and high-end DTC adoption rate of 20.0% - 30.0% in 2027 with linear increase in DTC adoption rate between 2024 and 2027


$1.50
$1.20
$2.00
$1.60
$2.60
$2.00
2024 - 2027 DTC Adoption Rate: 1.8% - 20.0%[1]
2024 - 2027 DTC Adoption Rate: 1.8% - 25.0%[2]
2024 - 2027 DTC Adoption Rate: 1.8% - 30.0%[3]

	2024 - 2027 DTC Adoption Rate: 1.8% - 20.0%[1]	2024 - 2027 DTC Adoption Rate: 1.8% - 25.0%[2]	2024 - 2027 DTC Adoption Rate: 1.8% - 30.0%[3]
Memo: Incremental Enterprise Value Range	*$150 - $190 million*	*$200 - $260 million*	*$260 - $330 million*
Memo: Cumulative Incremental Adj. EBITDA[4]	*$50 million*	*$70 million*	*$90 million*
Memo: 2027E Adj. EBITDA[5]	*$360 million*	*$370 million*	*$380 million*

Source: *Public information, Kroll, Barra, FactSet, Sapphire management, Sapphire Projections (financial projections based on Sapphire management projections as presented to the Sapphire special committee on July 12, 2023 and approved for our use by the Sapphire special committee)*

Note: Valuation date of June 30, 2023. Basic shares outstanding as of June 30, 2023, per Sapphire management. Fully diluted shares outstanding includes unvested stock units as of June 30, 2023, per Sapphire management. DTC adoption applied only to Sapphire Core. Analysis assumes WACC range of 9.5% – 10.5%. Analysis assumes exit multiple range of 7.0x – 9.0x applied to estimated 2028E incremental Adj. EBITDA. 2028E incremental Adj. EBITDA extrapolated using 2027E DTC adoption rate improvement and applying margin uplift to 2028E Sapphire Core revenue of $953 million; 2028E Sapphire Core revenue extrapolation based on discussions with, and guidance from, Sapphire management and approved for our use by the Sapphire special committee. Per share values rounded to nearest $0.10. Enterprise value and Adj. EBITDA figures rounded to nearest $10 million.

1. Assumes DTC adoption rate grows from 1.8% in 2024E to 20.0% in 2027E. YoY growth in DTC adoption rate based on linear growth rate. Exit multiple applied to estimated 2028E incremental Adj. EBITDA of $27 million.
2. Assumes DTC adoption rate grows from 1.8% in 2024E to 25.0% in 2027E. YoY growth in DTC adoption rate based on linear growth rate. Exit multiple applied to estimated 2028E incremental Adj. EBITDA of $37 million.
3. Assumes DTC adoption rate grows from 1.8% in 2024E to 30.0% in 2027E. YoY growth in DTC adoption rate based on linear growth rate. Exit multiple applied to estimated 2028E incremental Adj. EBITDA of $46 million.
4. Represents cumulative incremental Adj. EBITDA from 2024E to 2027E.
5. Base plan Sapphire 2027E Adj. EBITDA of $332 million.

LAZARD 1

Privileged & Confidential Preliminary Analysis; to be Further Diligenced and Refined S E N S I T I V I T Y A N A L Y S I S Sapphire: Direct-to-Consumer Sales Forecast in Context C O N F I D E N T I A L Sapphire Assumed DTC Adoption Playtika DTC Sales as % of Total Sales Huuuge DTC Sales as % of Total Sales (Core Franchises) Stillfront DTC Sales as % of Total Active Portfolio and by Genre1 - 1.8% 2.2% 5.8% 5.8% 0% 5% 10% 2023E 2024E 2025E 2026E 2027E 4.0% 7.3% 10.3% 13.6% 20.5% 23.2% 0% 15% 30% 2017A 2018A 2019A 2020A 2021A 2022A 0% 4% 8% Jan-22 Feb-22 Mar-22 Apr-22 May-22 Jun-22 Jul-22 Aug-22 Sep-22 Oct-22 Nov-22 Dec-22 Jan-23 Feb-23 Mar-23 Apr-23 May-23 Sapphire DTC assumptions per management estimates; peer DTC adoption based on latest available public filings Source: Public information, Sapphire management, Sapphire Projections 1. Data from Stillfront Q1 2023 Investor Presentation. Stillfront did not disclose direct-to-consumer revenue prior to Q1 2023. 24.0% 25.0% 42.0% 12.0% 0% 25% 50% Total Active Portfolio Strategy Sim / RPG / Action Mashup / Casual ~6% 2